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                     June 6, 2023

       Eric Shander
       President and Chief Financial Officer
       PowerSchool Holdings, Inc.
       150 Parkshore Drive
       Folsom , CA 95630

                                                        Re: PowerSchool
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-40684

       Dear Eric Shander:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology